United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06831

tel: 203 622 3131 fax: 203 622 6080

unitedrentals.com

UNITED RENTALS ENTERS INTO MEMORANDUM OF UNDERSTANDING
FOR SETTLEMENT OF 2004 ACCOUNTING CLASS ACTION LITIGATION

          GREENWICH, Conn. — March 10, 2008 — United Rentals, Inc. (NYSE: URI) today announced that it has entered into a memorandum of understanding with lead plaintiff’s counsel to settle three purported class action lawsuits that were filed following the August 2004 announcement of an SEC inquiry concerning the company’s historical accounting practices. The memorandum of understanding provides that the claims of the plaintiff class will be settled for a cash payment of $27.5 million.

          The contemplated settlement is subject to the prior satisfaction of a number of conditions, including definitive settlement documentation and court approval. In addition, the settlement is contingent upon United Rentals and its insurance carriers finalizing agreements on the portion of the settlement to be funded by the carriers, as well as the amounts that the carriers will reimburse United Rentals for defense costs concerning the shareholder actions and related inquiries and matters that have previously been expensed by the company.

          The company currently expects, taking into account anticipated settlement funding and defense cost reimbursements from its insurance carriers, that the contemplated settlement will not have a material effect on its results of operations or cash flows for any period.

          The memorandum of understanding provides that United Rentals and the individual defendants will each receive a release from the members of the purported plaintiff class, which consists of persons who purchased United Rentals securities from February 28, 2001 to August 30, 2004. The contemplated settlement is without any admission of liability or fault by the company or any of the other defendants.

          United Rentals noted that the contemplated settlement does not affect the SEC inquiry of the company, which is still ongoing. The company is continuing to cooperate fully with the SEC.

About United Rentals

          United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of over 690 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s approximately 10,900 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 2,900 classes of rental equipment with a total original cost of $4.2 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements can generally be identified by words such as “believes,” “expects,” “plans,” “intends,” “projects,” “forecasts,” “may,” “will,” “should,” “on track” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. Our businesses and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) weaker or unfavorable economic or industry conditions can reduce demand and prices for our products and services, (2) non-residential construction spending, or governmental funding for infrastructure and other construction projects, may not reach expected levels, (3) we may not always have access to capital that our businesses or growth plans may require, (4) any companies we acquire could have undiscovered liabilities, may strain our management capabilities or may be difficult to integrate, (5) rates we can charge and time utilization we can achieve may be less than anticipated, (6) costs we incur may be more than anticipated, including by having expected savings not be realized in the amounts or time frames we have planned, (7) competition in our industry for talented employees is intense, which can affect our employee costs and retention rates, (8) we have (and the ability to incur additional) significant leverage, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions, (9) we are subject to an ongoing inquiry by the SEC, and there can be no assurance as to its outcome, or any other potential consequences thereof for us, (10) we are subject to purported class action lawsuits and derivative actions filed in light of the SEC inquiry and additional purported class action lawsuits relating to the terminated merger transaction with Cerberus affiliates, and there can be no assurance as to their outcome or any other potential consequences thereof for us, and (11) we may incur additional significant costs and expenses (including indemnification obligations) in connection with the SEC inquiry, the purported class action lawsuits and derivative actions referenced above, the U.S. Attorney’s office inquiry, or other litigation, regulatory or investigatory matters, related to the foregoing or otherwise. For a fuller description of these and other possible uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2007, as well as to our subsequent filings with the SEC. Our forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

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Contact:
Hyde Park Financial Communications
Fred Bratman
203-618-7318
Cell: 917-847-4507
fbratman@hydeparkfin.com